EXHIBIT 99.1

LegacyTexas Financial Group, Inc.
January 23, 2019, at 9:00 AM Eastern

LegacyTexas Financial Group, Inc.
Fourth Quarter 2018 Earnings Call
January 23, 2019 at 9:00 AM Eastern

CORPORATE PARTICIPANTS
Scott Almy, Executive Vice President, Chief Operations Officer, Chief Risk Officer, General Counsel
Kevin Hanigan, President and Chief Executive Officer
Mays Davenport, Executive Vice President, Chief Financial Officer

PRESENTATION

Operator
Good day, and welcome to the LegacyTexas Fourth Quarter 2018 Earnings Call and Webcast. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question you may press star, then one on your telephone keypad. To withdraw your question, please press star, then two. Please note that this event is being recorded.

I would now like to turn the conference over to Scott Almy, Executive Vice President and Chief Operating Officer. Please go ahead.

Scott Almy
Thanks. Good morning, everyone, and welcome to the call. Before I get started, I’d like to remind you that this presentation may include forward-looking statements.  Those statements are subject to risks and uncertainties that could cause actual and anticipated results to differ. The company undertakes no obligation to publicly revise any forward-looking statement.

At this time, if you are logged into our webcast, please refer to the slide presentation available online, including our Safe Harbor Statement on slide 2. If you are joining by phone, please note that the Safe Harbor Statement and presentation are available on our website at legacytexasfinancialgroup.com. All comments made during today's call are subject to that Safe Harbor Statement.

I'm joined this morning by LegacyTexas President and CEO, Kevin Hanigan; and Chief Financial Officer, Mays Davenport.  After the presentation, we'll be happy to address questions you may have as time permits.

With that, I'll turn it over to Kevin.

Kevin Hanigan
Thanks, Scott, and thank you all for joining us on the call today. I will make some general comments on our fourth quarter results, cover a few pages of the slide deck, and then turn the call over to Mays. We plan to move through the slide deck pretty quickly today. After Mays completes our prepared remarks, we will open up the call and entertain your questions.

The fourth quarter was, yet again, another record quarter for earnings and return on assets. While loan growth was muted due to record loan payoffs and pay downs, we reported GAAP net income of $57.8 million and core net income of $42.7 million. Our core ROA for the quarter was impressive, at 1.93%.

Let’s turn to page 4 of our deck and take a deeper look. As you can see in the middle bullet points, our GAAP EPS was $1.22 and core EPS was $0.91. The difference between GAAP and core was largely due to a one-time tax adjustment. Our core ROA of 1.93% exceeded our last quarter ROA, which was 1.88%. Our core efficiency ratio was a bit elevated, but still strong at 44.13%. GAAP net income for the full year was $154.2 million, up 72.3%, or $64.7 million over 2017. Core net income was $138.4 million, up 35.8% from 2017.

Turning to slide 5, the only thing I want to point out is our year-over-year loan growth was close to 4.7%, down substantially from prior years. Loan growth for the year and the quarter was meaningfully impacted by record loan payoffs, a shift away from syndications in our Energy loan book, competition by non-bank lenders, and by the implementation of our new early credit warning system.

Page 6 is a new slide. At the beginning of the year, we stated our primary objectives for the year were to improve credit quality and grow demand deposits. We did both of these, and much more in 2018, to strengthen and de-risk our balance sheet.

During the year we reduced our CRE concentrations. Total CRE loans to capital were reduced from 304% to 268%, and our construction and land portfolio, which has never been large, was reduced from 28% to 24% of capital. Both these ratios are well below the regulatory guidelines of 300% and 100%.

Our non-performing assets improved substantially from 1.13% of assets to 26 basis points, now placing us in the top 12% of all banks in the KRX. Our non-interest-bearing deposits grew a very healthy 8.4%, and now stand at 25.9% of total deposits, as we steadily march towards our goal of 30%. Our capital ratios improved materially, with our TCE ratio now at 10.32% and our estimated Tier 1 common risk based capital at 11.05%.

As I mentioned earlier, we also exited a significant portion of the shared national credits in our energy portfolio, and we implemented an early warning system to more proactively identify and manage credit risk. We believe strongly that with this improved de-risked balance sheet it will serve us well into the future.

Slide 7 is also a new slide. It shows the improvements year-over-year in our income statement. Pick a number, core net income up 35.8%; core EPS, up 34.3%; NIM, up 10 basis points; a 24.5% improvement in core ROE and a 31.4% improvement in core ROA. These numbers are particularly strong, especially if you consider the credit clean-up we undertook in Q2.

Perhaps, this fact is highlighted best by our core ROA of 1.88% in Q3 and 1.93% in Q4, compared to our annual core ROA of 1.55%. Our company, post tax reform and with credit costs well managed, is one of the top earnings performers in the industry. Our core ROA and core efficiency ratio for the year, despite our second quarter credit clean up, ranks in the top 12% of all banks in the KRX.

Let me now skip a few slides, and turn the call over to Mays.

Mays Davenport
Thanks, Kevin. I’ll pick up on page 11 and highlight here that non-performing assets continue to be at very low levels, with NPAs to total assets of 26 basis points. NPAs at 12/31 totaled $23.8 million, up $5.5 million from Q3 2018, and down $79.1 million from Q4 2017.

The low level of classified assets and the net recoveries of $1.1 million during the quarter resulted in no provision for loan losses being recorded in Q4. Our allowance for loan losses was $67.4 million at December 31, 2018, compared to $71.3 million at December 31, 2017. We ended the quarter with the allowance for loan loss equal to 1.04% of total loans held for investment, excluding acquired and warehouse purchase program loans.

On Page 12, you will see quarterly deposit growth of $62 million. While this is not significant deposit growth, it is in line with overall loan growth. As I mentioned on the last call, we will focus on funding loan growth in the most efficient way possible. To the extent loan growth is higher, we will have to supplement our core deposit growth with higher priced deposits.

Non-interest-bearing deposits were impacted at quarter end by some very sizeable withdrawals. While non-interest-bearing deposits were down $24 million for the quarter, average balances for Q4 were up $27 million, and year-over-year growth was 8.4%. Non-interest-bearing deposits ended the quarter at 25.9% of total deposits, up from the 24.2% of total deposits at 12/31/17. Our cost of deposits, including non-interest-bearing demand deposits, increased to 84 basis points in 2018, up from the 57 basis points in 2017.

Slide 13 shows net interest income for the fourth quarter of $84.3 million, down $1.4 million linked quarter, and up $4.1 million year-over-year. The lower quarterly net interest income was primarily due to a seasonal decrease in the warehouse purchase program. Year-to-date net interest income grew 6.8% to $333 million for 2018. Net interest margin was 398 compared to 390 linked quarter and 378 for the same quarter last year.

Slide 14 shows that while our core efficiency ratio for the year ended December 31, 2018, continued to improve to 44.8% from 45.4% in 2017. We did experience a slight increase in our quarterly efficiency ratio from 42.5% in Q3 to 44.1% in Q4. Net interest income was $84.3 million and non-interest income was $12.3 million for the quarter. Core non-interest expense, which excludes $256,000 of consulting expense related to the tax method change was $42.6 million for the quarter.

Slide 15 shows a strengthening of our capital position at December 31, 2018. We ended the quarter with tangible common equity of 10.3%. We announced last night that as a result of strong capital accretion, the board has approved an increase of $0.03 to our dividend, increasing it to $0.25 for the quarter.

Operator, with that being the conclusion of our prepared remarks, let’s go ahead and open up the line for questions.

QUESTIONS AND ANSWERS

Operator
Thank you. We will now begin the question-and-answer session. To ask a question, you may press star then one on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star, then two. And at this time we will pause for a moment to assemble our roster.

Our first question today will come from the Brady Gailey of KBW. Please go ahead.

Mike Belmes
Hi, good morning, it’s Mike Belmes on for Brady.

Kevin Hanigan
Morning.

Mike Belmes
So, loan growth came in a little lighter than expected. I know you highlighted record payoffs and paydowns. How should we be thinking about growth going forward? I know you talked about last quarter too that you’ll be managing the balance sheet size, so kind of what do you think maybe on an appropriate quarterly run rate?

Kevin Hanigan
Yes, let me cover two aspects of that. In the fourth quarter I mentioned record payoffs. We do track our payoffs fairly closely, and have for some period of time. Payoffs in any given quarter typically average about $160 million, and that would be true over the last couple of years. But in Q4 we had a bit over $100 million more in payoffs. The actual payoffs in Q4 were closer to $270 million, so we spent the better portion of the quarter in negative loan growth territory. If you look at our average balance sheet, I think we were down on average $45 million in loans for the quarter, and ended up $27 million, so really to get back to the $27 million in growth was rally caps in December and less payoffs in December that straightened that back out.

As we look into this year, we are forecasting loan growth of roughly $100 million a quarter, which would put us somewhere between 5% and 6% loan growth. And while you could say, well, isn’t the economy a little weaker, and that’s better than last year’s growth, you have to remember in 2018 we ran off about $100 million worth of syndicated loans in energy. That was an election we made to kind of substantially reduce our exposure to SNCs. And then we implemented the early warning system, and probably had another $50 million or $60 million worth of credit managed out of the bank early due to the early warning system. So, with that in context we feel pretty good about $100 million a quarter for 2019.

Mike Belmes
So, given that growth is being managed, and highlighting some of the things you talked about, how do you think about capital management, recognize the dividend increase, but you guys do have a buyback out there, and there’s always potential M&A. How do you think about managing capital?

Kevin Hanigan
Yes, as one of the pages in the slide deck I discussed, our capital levels are up about a turn-and-a-half each across the board, so much higher capital levels. And at these earning levels, we obviously accrete substantial levels of capital even with the increase of the dividend to $0.25. Off of core earnings, that was a 27.5% payout ratio. So, at these earning levels we obviously accrete more capital. I don’t think that’s necessarily a bad thing. Sooner or later this economic cycle will come to an end, it’s not going to come to an end any time soon, it appears to us. So carrying a little higher capital levels is appropriate.

In terms of other uses of capital, obviously, there’s M&A. We’re always out looking, but we’re very targeted about what we look at, and we’re not serial acquirers. And we have buyback and dividend payout ratios. So, I think our dividend payout ratio will stick in the 30%-ish range as we go forward, and buybacks will be dependent upon how the market thinks about our stock. But we do intend to be opportunistic when it comes to the buybacks.

So, I think these increased capital levels just gives us a whole lot of optionality, whether that’s enhanced organic growth, or hire more people for growth, or buyback, or slight increases to the dividend level, we have all of those things in our quiver, if you will, and based upon the circumstances in the market, we will exercise the ones we think are most appropriate for our shareholders.

Mike Belmes
Got it. Appreciate-thanks for taking my questions.

Kevin Hanigan
You bet. Thank you.

Operator
Our next question will come from Michael Young of SunTrust. Please go ahead. Mr. Young, your line is open.

Michael Young
Thank you. Hi, good morning.

Kevin Hanigan
Morning, we thought we lost you.

Michael Young
I’m sorry about that, I was on mute. I wanted to start on the margins. Given that the pace of growth appears to be a little bit slower next year, at least compared to the historical range, loan yields are still very strong, and are kind of moving towards that 30% non-interest-bearing deposits, that implies you know, maybe $350 million of DDA growth maybe next year. Could you just talk about how much of growth you think you can fund with demand deposits, and what the implications are for the margin throughout the year?

Kevin Hanigan
Yes. I’ll go back to-you know, this will seem like a broken record, if you go back to the third quarter comments, Michael, but the consistency’s probably good. It’s our feeling, as we said in Q3, that we’re going to continue to grow demand deposits. We have the new system in place, we have a pretty decent backlog of good-sized clients ready to get boarded on the system. And with loan growth of $100 million or less, I think we can expand our margin as long as the DDA keeps coming in.

And as loan growth ticks up above $100 million, the margin dollar to fund that loan growth will become more expensive for us, and then I think it becomes slightly net interest margin diluted. So, I think it’s not inappropriate-and Mays is probably better at this than I am-to think of us as a 395 kind of net interest margin company. Margin goes up if loan growth is low, margin might tick down a couple of basis points if growth is enhanced and is $125 million or $150 million. I’m not so sure I see enough good deals out there that I think that’s likely, so I think it’s probably more likely that we stay above a 395 NIM going forward, with loan growth in that $100 million range.

Mays Davenport
And it also depends on where the warehouse is. As we’ve talked about it, it’s kind of an inverse correlation with the warehouse and NIM, so as the warehouse goes down, which is a low NIM business, NIM will go up. So, you would expect to continue to have some weakness in Q1, seasonal weakness in the warehouse, so I would expect to see NIM probably, as Kevin said, in the 395-plus range for Q1.

Michael Young
Okay. And maybe just zooming out and taking that all together with the slower growth, higher NIM, a little bit here, it seems like this profitability level, which you guys have been focused on for quite some time seems pretty sustainable, even with you know, maybe a more normal provision in future quarters.

Kevin Hanigan
We feel that way, Michael. As we just look at things, and yes, $0.91 with a zero provision, and you all can come up with your own provision, but with loan growth low-right-if loan growth is $100 million a quarter, you have to figure 1% of that for provision, there’s $1 million. And then you have other credit activities for it to be larger than that. A bank of this size we always have something moving in or out of you know, substandard or non-accrual, and at any given point we’ll have you know, $10 million to $25 million of that stuff. We think we’re managing that awfully well, but throw in a provision number, and certainly something north of $85 million is very, very achievable, we believe.

Michael Young
Okay, and one last one just on expenses. You guys have obviously put in place a lot of new systems and processes in the branch network, etc., during the past year. Any update on your ability to hold that level with a little lighter revenue growth this year, and the outlook there?

Mays Davenport
Yes, it’s a struggle. We were working on the budget, and we were trying to keep those expenses in line with the revenue growth. But, you know, a couple things you’ll have in Q1, I know specifically are employment taxes starting over, so you always have a bump in Q1 for that; as well as the fact that we budget and generally give out across the board a 3% raise.

So, when you look at Q1 of ’18, we had a bump in those expenses, and we’ll see the same thing in Q1 of ’19. I could see it going closer to $44 million, we were at $42.6 on a core basis. With those couple things kicking in, I could see it going up to around $44 million for Q1, and then maybe mitigating a little bit from there in Q2 and Q3.

Michael Young
Okay, perfect. Thanks, guys.

Kevin Hanigan
You bet.

Operator
Our next question will come from Michael Rose of Raymond James. Please go ahead.

Michael Rose
Hi, good morning, guys. How are you?

Kevin Hanigan
Good morning, Mike.

Michael Rose
Thought I’d touch on one of my favorite topics, the warehouse. I understand the $100 million growth in the held for investment investment portfolio, but you know, Kevin, as you’ve talked about de-emphasizing the warehouse as we move forward, just given the changing dynamics of the business. Can you just give some color around any updated thoughts you may have on the warehouse business and what it means for you guys? Thanks.

Kevin Hanigan
Yes. You know, I don’t know that I have much in the way of updated thoughts. As we talked about in third quarter, I’ve been kind of negative on the business, both in terms of the margin in it with competitive pricing, and you know, eventually the impact of e-notes will have on the system. I think hold days are heading south from where they are now, and hold days this quarter were 16. You know, I think it’s going to take a couple years for that to manage its way down, but it’s going to get down into the single digit hold day, so that’ll have an effect over the next couple years on the business that will be negative.

The only other thing I would say that is a little different, Michael, than what I said in Q3 is with rates backing up with, the ten-year backing up, we’re seeing a little bit of a mini refi boom, believe it or not, and so as we look at the volumes we’re putting on the books, you know in Q4 77% of the volume was purchase and 23% was refi, and there wasn’t a whole lot of refi activity in Q4. The rates got low, and it usually takes about six weeks for those things to pull through and to get onto the warehouse.

I think Q1 we may see a little better performance than we would have otherwise seen because of the low rate environment, and the pull through of some of these loans in that low rate environment on the refi side. So, slightly more positive view, particularly in the short run on warehouse. But my view about the long term effects of the warehouse is still, I think it’s going to be a tough business going forward for the next couple of years and e-notes and rates I think may eventually rise back up.

So in our case I will tell you, the number of clients we have is down year-over-year. We had 45 clients at the end of the year last year, and we have 41 now, and there was more churn in the client base than just that 4, but the net impact was down 4. Our overall commitment levels are down about 10% over where they were a year ago because of the decline in the number of clients. So, it’s a business that we love, it’s a business that has been good to us for a long period of time, but I think over the next couple of years I view it as a tougher business.

Michael Rose
So, based on the number of clients being down and lower pull though in volume, how should we think about you know, average balances this year? It looks like they’re about $1 billion for full year ’18, or somewhere in that range. I would think with the loss of clients and just lower projected MBA activity that that balance would be lower. Any sort of color on where you think that could trend?

Kevin Hanigan
Yes. I mean, loss of clients occurred over the year, so I wouldn’t take it as the shift in the commitment levels occurred just in December. It was a 12-month process. Look, I think if history is any guide to us, Michael, Q1 is usually slightly weaker than Q4, right? And as we talked about Q4 this year, the Q4 we just experienced, we set off of Q3 we thought the average balances would be down $250 million. They were down $243 million, so just about exactly what we expected in terms of volumes in Q4.

Typically, Q1 is off another $100 million more than that. I don’t think it’ll be that bad this year because of the refi effect. So I think Q1 may look a lot like Q4, and then obviously, Q2 and Q3 are pretty strong. We expect them to be fairly healthy, slightly worse than last year, but let’s call it 5% to 10% worse than last year.

Michael Rose
Okay, that’s helpful. And maybe one final one from me, Mays, just on the margin. Obviously, you guys had a lot of paydowns this quarter, what was the impact on the margin from the elevated prepays?

Mays Davenport
It was about 4 basis points, 3-

Michael Rose
Okay, perfect. Thanks for taking my questions, guys.

Kevin Hanigan
You bet.

Operator
Our next question will come from Brad Milsaps of Sandler O’Neill. Please go ahead.

Brad Milsaps
Hi, good morning, guys.

Kevin Hanigan
Hi, good morning, Brad. How are you?

Brad Milsaps
Good, good. Kevin, a lot of moving parts in asset quality, it looks like directionally most of the categories are headed in the right direction. I did want to follow up on the couple of energy loans from last quarter, maybe they migrated to classified non-performing. Just curious, had you not had some of the recoveries this quarter how you may or may not have dealt with those, and kind of what that means for moving those out of the bank this quarter or later this year?

Kevin Hanigan
Yes, let me deal with the whole credit quality issue. Thank you, Brad. It had to come up, and while our NPAs are still very low by industry standards at 26 basis points or 27 basis points, they did tick up slightly in the quarter. As we look across that some $22 million, almost $23 million of NPAs, $6 million of that’s in consumer, and that’s spread over 69 notes, so it’s very granular, and they’re almost all single-family mortgages, so very manageable loss given defaults for that, call it $6 million.

In our commercial bank outside of energy there’s only another $1 million-worth of NPAs, and that’s over 17 notes, so they’re really small deals again. Loss given defaults relatively low there, and we got a whopping $274,000 in commercial real estate, so not too worried about there. So, the bulk of it is in oil and gas, and we did have a tick-up of about $14 million in oil and gas.

So, let’s go back again to the third quarter where we talked about three deals in Q3 that slipped. One of them was a business owner passed away, and we downgraded it for that reason. We said we would work with the company on transitioning that to new ownership.

We got that accomplished. It is in new ownership. I think that credit probably is heading in the right direction for us now. We feel good about it. We haven’t upgraded it yet, but I think it’s more likely that it moves in a positive direction than a negative direction.

The other two companies, you know we talked about in the third quarter that they were out raising money, and they needed to raise some money, and in fact had some money at the time we were talking to you pre-circled. It wasn’t hard yet, it wasn’t all the money they were trying to raise, but they had money pre-circled. That rolls back to the-I guess that was the second or third week in October. Just as a reminder, if you look back, the day of our earnings release in Q3 oil was at $69.63, so the whole world was feeling pretty good about oil, and we were feeling pretty good about their ability to raise some money.

Obviously, by the time we got into late November and December, and everybody was waiting to see what OPEC was doing, oil prices took a pretty meaningful dip. And December 27th, as we’re truing-up our numbers for the year, and our credit grades, and everything else, oil was at $44.48, the low point of this most recent little downturn, and private equity money basically dried up. The soft circles they had around money raised took a step back and said, let’s wait and see what plays out here with prices. I would say that the sales companies were all kind of slowed down or halted because of the low prices. So, the energy capital markets, particularly on the private side, ground to a halt in Q4.

So, these two companies were unable to close on raising money, and recognizing that, we downgraded them both, and put up some specific reserves against those two credits. The good news of all of that, Brad, is we were able to do that and still report a zero provision because we had a lot of other good things from previous markets that came back to roost for us. So, I think really what we accomplished here-and now today, roll forward, do I feel better or worse about them today than I did December 27th? I obviously feel better about these credits today than I did December 27th, because oil’s rebounded to $53.40-some-odd cents this morning, the capital markets are opening up a little bit.

I don’t expect these two credits, though, to be resolved this quarter. I think this will bleed into Q2. They’re out either raising money or were going to put the companies up for sale, but something’s going to happen on these two credits. All I would tell you is I think we’re well-positioned with what we did at the end of the year to wall off earnings risk going into 2019.

Brad Milsaps
Great, that’s helpful. I appreciate the color. And maybe just a follow up to the whole credit discussion, I know you guys put in that early warning system last year, or I believe that timing’s right. Anything sort of flashing on that you know, dashboard you know, at this point? I know you mentioned that you felt like the economy was doing really well and will stay that way in ’19, but just kind of curious if there are areas that you are picking up maybe some flashing lights that you’re looking to push out of the bank or de-emphasize?

Kevin Hanigan
Brad, I think we’re all looking. I think everybody that sits in my chair and the credit chairs around every bank in the country is looking, and we all watched what happened between September and the end of the year to stock prices for the financials, you know, I think we were all taken down to recession level-type pricing. And I’ve talked to all the local CEOs, we’re all friends at some level, and talking about are you seeing anything?

I think you’re going to hear from all the Texas calls, and I guess there’s several today and going into next week, we’re just not seeing anything that flashes bad to us. Slower, but a lot of the slower is non-bank lenders or people doing things in the non-bank space that are way more aggressive than we care to do. And at least I have the lens of a pretty good-size middle-market portfolio where we’re getting in most cases monthly financial statements and monthly compliance certificates.

And not only are our bankers looking at but, our credit guys are looking at them, and we’re in Credit Committee every Thursday. We’re just not seeing any stress levels within our middle market client base. You know, performance is good, up year-over-year, compliance is pretty good with all the loans, and I think as I mentioned, you know, out of a pretty big middle market loan portfolio we have total NPAs of $1 million spread over 17 notes. I mean, that doesn’t speak to me like, “Oh my gosh, I have something to worry about here.”

So, is it robust out there? It’s not robust, but it certainly doesn’t feel like we’re on the verge of something bad happening. People are spending money and all of us are out every night and every day at lunch. This town’s doing just fine.

Brad Milsaps
Great, Kevin. Thanks for the color.

Operator
Again, if you would like to ask a question, please press star, then one. Our next question will come Brett Rabatin of Piper Jaffray.

Please go ahead.

Brett Rabatin
Hi, guys. Good morning.

Kevin Hanigan
Morning, Brad.

Brett Rabatin
Wanted to ask Kevin, the commercial loan fee income in the fourth quarter, can you give us maybe some color if that’s a sustainable number, or if there were some things in there that might not repeat going forward, maybe just a little color on the fee income side there?

Kevin Hanigan
Yes. We’re encouraged by it. It was two things. You know, part of the NIM, we got some prepays in commercial real estate, all those massive prepays we got did result in some prepay penalties. That goes in the NIM.

Into the fee area we led a couple of nice, what I would call clubby deals in the quarter. One was a $75 million deal that we shared with a couple other banks in town, and we were able to collect, I think a $380,000 fee. Another one was a similar-sized deal where we let it-not big enough to be considered a SNC, so I call it again a clubby deal, where we collected about a $400,000 work fee for putting the transaction together.

So, look, we’re doing more and more of that. It is lumpy, so you can’t count on it every quarter, but I would say as I look at our pipeline, we always have one or two of those things in our pipeline. So, years ago I said this would be a natural progression for the bank, and it would be real lumpy when we first started doing it, which was a couple years ago, and it will become less lumpy as we get good at it and people recognize that we can easily lead and syndicate these kinds of deals, and that’s the stage we’re at now.

So, I think it will continue to be lumpy, but more consistent than it’s been in the past. Will it always be $1 million, which is roughly what it was in the quarter? No. But I think we’ll be somewhere between $300,000 and $1 million per quarter going forward.

It’s just become the nature of our business as we’ve gotten bigger, and our bankers are very comfortable syndicating these deals in a hurry. We have a clubby group of banks that are in town that like the way we underwrite, and we can count on to come in and join us. So, I think we’re going to enjoy this level of fee income from that source for years to come.

Brett Rabatin
Okay. And then, wanted to maybe get a little more color, if I could, on just thinking about this $100 million guidance a quarter for ’19. You’re now well below the CRE threshold, 300%. I guess I’m just curious, has that market gotten a little less competitive, or can you maybe give us some color on where you think the growth comes from in ’19? I know you want to grow C&I, but give us maybe a little flavor for what you’re looking for.

Kevin Hanigan
Yes. Part of this will be, I think a return of the commercial real estate group. We used to grow that group about $90 or $100 million a quarter net growth, and I think for the year the group grew $7 million this year. It was the debt funds just got in our business. We talked about it back in Q1 when we lost our first deal to a debt fund, and we said we hope this doesn’t continue. Well, it continued, and it got worse.

I would say, Brett, that the more recent activity with the pipeline in our commercial real estate group looks much better, and we’re winning a greater proportion of the deals we’re bidding on than we were all of last year. So, I don’t know whether the debt funds have stepped back, or they’ve spent their allocation for 2018, or waiting for a new allocation, or what it might be, but the way we do that business is we bid on something, and if it looks like we’re the winner we get a deposit down to do all the additional underwriting, the structural work on these old buildings, and the roofing work, and the elevators, and all this stuff. So, we get deposits before we start spending money on all that stuff.

And as I look into the pipeline, we have a lot of these deals that are now secured by deposits, which means it’s very likely they’re going to make and they’re not going to walk away from the money they’ve given us to a different lender. So, I’m encouraged by the more recent activity. It’s too soon to say whether it’s going to sustain itself or whether the debt funds will be back into our business or not, but it sure feels better today than it did most of last year.

Brett Rabatin
Okay, great. Appreciate the color.

Kevin Hanigan
You bet.

Operator
Our next question will come from Matt Olney of Stephens. Please go ahead.

Matt Olney
Hi, thanks. Morning, guys.

Kevin Hanigan
Morning, Matt.

Mays Davenport
Morning, Matt.

Matt Olney
Want to circle back on the discussion on deposits. Mays, I think you said that there was a pretty sizeable withdrawal at the end of the year on the deposit front. Have you seen these deposits come back into the bank? I guess it just sounds like you’re pretty confident about deposit growth in 2019. Any more color on the pipeline for that growth?

Kevin Hanigan
Matt, this is Kevin. Because it was really a weird end of the year on the deposit side, particularly on our non-interest-bearing deposit side. I mean, as I just look at the quarter, I guess you know, non-interest-bearing deposits were down $24 million, but on average they were up $27 million. So, when you think about it, $27 million worth of loan growth, since those deposits were there on average, it was largely funded with non-interest- bearing-it was all funded with non-interest-bearing deposits.

At the end of the year, we were well aware of a $42 million demand deposit coming into the bank on the last day of the year. So, Mays and I were waiting patiently at 6:30 in the morning for our daily report to come out, thinking our year-end demand deposits would probably be up $70 million or so, and they were down. And our first thought was: there’s a mistake here. We know that $42 million came in, and we mis-posted it into the wrong kind of account.

Well, unfortunately, that was not the case. And as we went through what happened, and most year ends we are flooded with extra demand deposits, for various reasons, and we dug into this, and amongst about 48 clients that moved out $60 million on the last day of the year. Some of that went to loan paydowns because we had a lot of folks just take excess money and pay down loans with us. So, we got dinged both on the demand deposit side and the loan side as a result of that. But it was pervasive. It was 48 accounts, and some of them were as little as $500,000, and some of them, the biggest one was probably $5 million. So it was odd in that perspective.

I will tell you that that $42 million deposit came in, we knew was going back out. So, it went back out, paid back out to shareholders. It was a transaction where we knew a distribution was going to end up going to the shareholders. That same company, though, became a new client December 31st, and they have a very, very, very substantial treasury management account that they’re moving to us. We funded a loan for them at the end of the year. The non-interest-bearing accounts that will come in will exceed the $42 million we lost. I don’t know that they’ll all get here by the end of the quarter, but we have a couple of really nice treasury management clients teed-up, ready, and in the queue to be brought on board.

These things don’t occur overnight. They’re complicated. This one that will have $40 million or $50 million in demand deposits will probably open close to 100 accounts. So, these things take time, but we’re pretty confident that we’re going to continue to grow our non-interest-bearing deposits throughout this year.

Matt Olney
Okay, that’s all for me. Thanks for the help, and I’ll see you guys next week.

Kevin Hanigan
Yes, look forward to it.

CONCLUSION

Operator
Ladies and gentlemen, this will conclude our question-and-answer session. At this time, I’d like to turn the conference back over to Kevin Hanigan for closing remarks.

Kevin Hanigan
Great. Again, thank you all for joining us. a really good year for us, a slow start, bad second quarter, really great third and fourth quarter. We feel good about this year, we feel pretty good about this economy, and where we’re going. We love the fact that our balance sheet’s in the best shape it’s been in in a really long time. We have significantly de-risked it while maintaining top-tier-kind of income statement performance. So, with that, we look forward to getting out over the next couple of months and talking to you more all about this and the things that we’re seeing that we feel good about in our business.

But with that, we’ll close down the call, operator.

Operator
Thank you. Ladies and gentlemen, the conference is now concluded. We thank you for attending today’s presentation. You may now disconnect your lines.